Exhibit 99.1

Skullcandy Announces First Quarter 2012 Financial Results

•	Net sales increased 47.9%

•	GAAP net income was $0.04 per diluted share

•	Gross profit increased 41.9%

PARK CITY, UTAH – May 2, 2012 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the first quarter ended March 31, 2012.

First Quarter Highlights (Q1 2012 vs. Q1 2011)

•	Net sales increased 47.9% to $53.3 million, with domestic net sales increasing 46.5%, international net sales increasing 44.1% and online net sales increasing 69.4%

•	Gross profit increased 41.9% to $26.0 million

•	GAAP net income was $1.1 million, or $0.04 per diluted share

•

Adjusted net income increased 42.3% to $1.5 million, or $0.05 per diluted share. Adjusted net income excludes $418 thousand of after-tax expenses ($667 thousand before tax benefit) related to a lawsuit settled with Monster Cable Products, Inc. during the quarter

Jeremy Andrus, Skullcandy’s President and CEO stated, “We are proud of our record first quarter results and achievements. In the first quarter we delivered a 47.9% net sales increase while laying the groundwork for the launch of the next generation of Skullcandy products and packaging – the biggest product conversion in the Company’s history. In line with expectations, we began shipping the new 2012 products and packaging. Early sell-through on the new Hesh and feedback on our Supreme Sound positioning and new packaging has been extremely positive. Over the next several months, we plan to further reinforce our evolved brand message with the rollout of a new global fixture and merchandising program that will include our award winning interactive listening displays and a series of new freestanding product fixtures.”

First Quarter Results

Net sales in the first quarter of 2012 increased 47.9% to $53.3 million from $36.0 million in the same quarter of the prior year. In the first quarter of 2012, domestic net sales increased 46.5% to $37.2 million, international net sales increased 44.1% to $10.9 million, and online net sales increased 69.4% to $5.2 million.

Gross profit in the first quarter of 2012 increased 41.9% to $26.0 million from $18.3 million in the same quarter of the prior year. Gross margin was 48.8% in the first quarter of 2012 compared to 50.8% in the first quarter of 2011. The decrease in gross margin was due primarily to lower margin sales in the closeout channel in connection with the transition to an updated product and packaging collection, which will launch in retail stores in the second quarter of 2012 and be rolled out over the course of 2012.

Selling, general and administrative (SG&A) expenses in the first quarter 2012 increased 70.2% to $24.5 million from $14.4 million in the same quarter of the prior year. The increase was primarily the result of $4.1 million in additional payroll-related expenses, $1.8 million in additional marketing and advertising expenses and $1.0 million in additional depreciation and amortization based on increased investments in property and equipment and the acquisition of certain intangible assets in August 2011. The Company continues to make critical investments in the business to support long-term growth. These investments include additional personnel in key areas of the business, product development, point-of-sale merchandising, international expansion and development of the Company’s gaming platform. The first quarter 2012 SG&A expenses also increased due to $0.7 million of legal expenses related to a lawsuit with Monster Cable Products, Inc. (“Monster”) that was settled on February 15, 2012. No further expenses related to the Monster lawsuit will be incurred in subsequent periods.

Income tax expense in the first quarter of 2012 decreased $0.6 million to $0.3 million from $0.9 million in the same quarter of the prior year. The Company’s effective tax rate decreased to 19.3% as a result of disqualifying dispositions of incentive stock options as well as the impact of earnings in countries that have lower statutory rates than the United States. All earnings in the first quarter 2011 were from the United States for tax purposes.

GAAP net income in the first quarter of 2012 was $1.1 million, or $0.04 per diluted share, based on 28.0 million diluted weighted average common shares outstanding. Net income in the same quarter of the prior year was $1.1 million, or $0.05 per diluted share, based on 19.7 million diluted weighted average common shares outstanding.

Excluding $418 thousand of after-tax expenses related to the Monster litigation, adjusted net income in the first quarter of 2012 was $1.5 million, or $0.05 per diluted share, based on 28.0 million diluted weighted average common shares outstanding. Adjusted net income in the same quarter of the prior year was equal to GAAP net income.

EBITDA in the first quarter of 2012 decreased to $2.8 million from $4.2 million in the same quarter of the prior year. Adjusted EBITDA decreased to $3.4 million from $4.2 million in the same quarter of the prior year. For a reconciliation of EBITDA and adjusted EBITDA to net income, see the accompanying tables at the end of this release.

Outlook

For the full year 2012, the Company expects net sales of $280 million to $300 million and adjusted diluted earnings per share of $1.10 to $1.20. The expected adjusted diluted earnings per share excludes $0.4 million of after-tax expenses related to the Monster litigation. The expected 2012 adjusted diluted earnings per share range assumes an effective tax rate of approximately 35% and diluted weighted average shares outstanding of approximately 28.7 million.

Call Information

A conference call to discuss the first quarter 2012 results is scheduled for today, May 2, 2012, at 4:30 PM Eastern Time/2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. Analysts and investors can participate in the live call by dialing (800) 967-7184 or (719) 325-2289. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through May 9, 2012. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and enter ID #4893351.

About Skullcandy, Inc.

Skullcandy became one of the world’s most distinct audio brands by bringing color, character and performance to an otherwise monochromatic space and helped revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. From the award-winning, optic-inspired Roc Nation Aviator headphones to the evolutionary fitting FIX earbuds and a roster of some of the world’s finest athletes, musicians and artists, Skullcandy continues to redefine world-class audio performance and style. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter @skullcandy.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s guidance, future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s ability to extend the recognition and reputation of its brand, to continue to develop innovative and popular products, to respond to changes in consumer preferences, to grow its international business, to implement new sourcing initiatives and other factors that are detailed in the Company’s annual report on Form 10-K for its most recent fiscal year and in other reports the Company files with the SEC, including the Risk Factors contained in the Company’s annual and other reports, which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:

Alecia Pulman/Janet Reinhardt

203-682-8200

Alecia.Pulman@icrinc.com

Investors:

John Rouleau

203-682-8342

John.Rouleau@icrinc.com

-Financial Tables follow-

SKULLCANDY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share information)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Net sales	$53,280	$36,018
Cost of goods sold	27,296	17,703

Gross profit	25,984	18,315
Selling, general and administrative expenses	24,500	14,399

Income from operations	1,484	3,916
Other income	(48)	(13)
Interest expense	124	274
Interest expense—related party	—	1,724

Income before income taxes and noncontrolling interests	1,408	1,931
Income taxes	267	852

Net income	1,141	1,079

Net income attributable to noncontrolling interests	(24)	—
Preferred dividends	—	(9)

Net income attributable to Skullcandy, Inc.	$1,117	$1,070

Net income per common share attributable to Skullcandy, Inc.
Basic	$0.04	$0.08
Diluted	0.04	0.05
Weighted average common shares outstanding
Basic	27,281,753	14,177,352
Diluted	27,942,313	19,676,916

SKULLCANDY, INC.

CONSDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

(unaudited)

	As of March 31, 2012	As of March 31, 2011	As of December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$10,913	$5,965	$23,302
Accounts receivable, net	39,162	25,654	50,616
Inventories	51,075	28,867	43,975
Prepaid expenses and other current assets	4,846	5,301	8,499
Deferred taxes	3,097	3,711	3,978

Total current assets	109,093	69,498	130,370
Property and equipment, net	10,636	4,749	10,294
Intangibles	13,392	635	13,678
Goodwill	13,867	—	13,867
Deferred financing fees	341	4,811	402
Deferred taxes	—	693	—

Total assets	$147,329	$80,386	$168,611

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$21,794	$11,341	$23,206
Accrued liabilities	14,054	10,407	25,100
Bank line of credit	1	9,029	9,884

Total current liabilities	35,849	30,777	58,190
Deferred taxes	1,878	—	3,609
Long term debt	—	4,128	—
Long term debt, related party	—	63,157	—
Commitments and contingencies
Redeemable convertible preferred stock	—	2,534	—
Stockholders’ equity (deficit):
Common stock	3	1	3
Treasury stock	(43,294)	(43,294)	(43,294)
Additional paid-in capital	121,041	10,274	119,042
Accumulated other comprehensive income (loss)	(232)	—	118
Retained earnings	31,456	12,809	30,339

Total Skullcandy stockholders’ equity (deficit)	108,974	(20,210)	106,208
Noncontrolling interests	628	—	604
Total stockholders’ equity (deficit)	109,602	(20,210)	106,812

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$147,329	$80,386	$168,611

SKULLCANDY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities
Net income	$1,141	$1,079
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,302	248
Provision for doubtful accounts	143	519
Deferred income taxes	(867)	(262)
Noncash interest expense	60	1,159
Stock-based compensation expense	1,601	779
Changes in operating assets and liabilities:
Accounts receivable	11,346	20,504
Inventories	(7,069)	(6,307)
Prepaid expenses and other current assets	3,199	(1,228)
Accounts payable	(1,462)	(2,116)
Income taxes payable	(5,860)	239
Accrued liabilities	(5,177)	(5,122)

Net cash provided by (used in) operating activities	(1,643)	9,492
Investing activities
Purchase of property and equipment	(1,314)	(1,030)
Purchase of intangible assets	(36)	(75)

Net cash used in investing activities	(1,350)	(1,105)
Financing activities
Net repayments on bank line of credit	(9,883)	(1,773)
Repayment of long-term debt	—	(7,161)
Proceeds from exercise of stock options	390	50

Net cash used in financing activities	(9,493)	(8,884)

Effect of exchange rate changes on cash and cash equivalents	97	—
Net decrease in cash and cash equivalents	(12,389)	(497)
Cash and cash equivalents, beginning of period	23,302	6,462

Cash and cash equivalents, end of period	$10,913	$5,965

Supplemental cash flow information:
Cash paid for interest	41	821
Cash paid for income tax	6,927	—

SKULLCANDY, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands of dollars)

(unaudited)

	Three months ended March 31,
	2012	2011
Net income	$1,141	$1,079
Net income attributable to noncontrolling interests	(24)	—
Legal and settlement expenses associated with Monster litigation, net of tax benefit (1)	418	—

Adjusted net income	$1,535	$1,079

(1)	This item is recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. It is reflected in the schedule above net of tax benefit of $249 thousand for the three months ended March 31, 2012.

Non-GAAP Measures

Adjusted net income, for the periods presented, represents net income excluding expenses associated with legal expenses associated with the Monster litigation. These expenses relate to one-time legal expenses and management believes they do not correlate to the underlying performance of the business. As a result, the Company believes that adjusted net income provides important additional information for measuring its performance, provides consistency and comparability with the Company’s past financial performance, facilitates period to period comparisons of the Company’s operations, and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The Company’s management team uses this metric to evaluate the Company’s business and believes it is a measure used frequently by securities analysts and investors. Adjusted net income does not represent, and should not be used as a substitute for net income, as determined in accordance with GAAP. The Company’s definition of adjusted net income may differ from that of other companies.

SKULLCANDY, INC.

RECONCILIATION OF DILUTED NET INCOME PER COMMON SHARE ATTRIBUTABLE TO SKULLCANDY, INC. ON A GAAP BASIS TO ADJUSTED DILUTED NET INCOME PER SHARE ATTRIBUTABLE TO SKULLCANDY, INC.

(in thousands of dollars)

(unaudited)

	Three months ended March 31,
	2012	2011
Diluted net income per common share attributable to Skullcandy, Inc.	$0.04	$0.05
Legal and settlement expenses associated with Monster litigation	0.01	—

Adjusted diluted net income per common share attributable to Skullcandy, Inc.	$0.05	$0.05

SKULLCANDY, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands of dollars)

(unaudited)

	Three months ended March 31,
	2012	2011
Net income	$1,141	$1,079
Net income attributable to noncontrolling interests	(24)	—
Income taxes	267	852
Interest expense	124	1,998
Other expense	(48)	(13)
Depreciation and amortization	1,302	248

EBITDA	2,762	4,164
Legal and settlement expenses associated with Monster litigation	667	—

Adjusted EBITDA	$3,429	$4,164

Non-GAAP Measures

EBITDA, for the periods presented, represents net income before interest expense, income taxes, other expenses and depreciation and amortization. Adjusted EBITDA for the three months ended March 31, 2012 gives further effect to the recording of one-time legal expenses associated with the Monster litigation of $667 thousand. These expenses were associated with one-time legal expenses and management believes they do not correlate to the underlying performance of the Company’s business. As a result, the Company believes that adjusted EBITDA provides important additional information for measuring the Company’s performance, provides consistency and comparability with the Company’s past financial performance, facilitates period to period comparisons of the Company’s operations, and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The Company’s management team uses this metric to evaluate the Company’s business and believes it is a measure used frequently by securities analysts and investors. Adjusted EBITDA does not represent, and should not be used as a substitute for income from operations or net income, as determined in accordance with GAAP. The Company’s definitions of EBITDA and adjusted EBITDA may differ from that of other companies.